EXHIBIT 10.5

SEMPRA ENERGY

1998 LONG TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

You have been granted an option to purchase the number of shares of Sempra Energy Common Stock set forth below.

The terms and conditions of your option are set forth in the attached Year ____ Nonqualified Stock Option Agreement and in the Sempra Energy 1998 Long Term Incentive Plan, which is enclosed. The summary below highlights selected terms and conditions but it is not complete and you should carefully read the attachments to fully understand the terms and conditions of your grant.

SUMMARY

Date of Option Grant:
Name of Optionee:
Optionee's Social Security No:
Number of Shares of Sempra Energy Common Stock Covered by Option:
Exercise Price per Share:

Vesting:
Your option vests (becomes exercisable) in four equal annual cumulative installments of 25% each over a four-year period. Once an installment becomes exercisable, it will remain exercisable until it is exercised or your option expires or terminates.

Option Term: Ten years subject to earlier expiration if your employment terminates.
Termination of Employment: Your option may expire or cease to vest if your employment is terminated.
No Dividend Equivalents: No dividend equivalents will be paid by the Company with respect to your option or the shares covered by your option.

Exercise of Option/Taxes:
Upon exercise of your option you must pay (or make acceptable arrangements to pay) the exercise price for each share for which you exercise your option and any withholding taxes that may be due as a result of exercise.

To accept your grant you must sign this page and promptly return it to Sempra Energy. By doing so, you agree to all of the terms and conditions described in the attached Year ____ Nonqualified Stock Option Agreement and in the Sempra Energy 1998 Long Term Incentive Plan.

Recipient:
(Signature)
Sempra Energy:
(Signature)
Title:	Chairman, President & Chief Executive Officer

SEMPRA ENERGY
1998 LONG TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT
Company	"Company" as used in this agreement refers to your employer, which may be Sempra Energy or a subsidiary of Sempra Energy.
Vesting

Your option vests (becomes exercisable) in equal annual cumulative installments over a four-year period. Each installment is 25% of the original number of shares covered by your option and an installment vests on each of the first four anniversaries of the Date of Option Grant shown on the cover sheet. Once an installment of your option becomes exercisable, it will remain exercisable until it is exercised or your option expires.

No Dividend Equivalents	No dividend equivalents will be paid by the Company with respect to your option or the shares covered by your option.
Term

Your option will expire at the close of business at Sempra Energy headquarters on the day before the 10th anniversary of the Date of Option Grant shown on the cover sheet, and is subject to earlier expiration (as described below) if your employment with the Company terminates.

Termination of Employment
Regular Termination

If your employment with the Company terminates for any reason (other than under the circumstances set forth below), your option will expire at the close of business at Sempra Energy headquarters on the 90th day after your termination date or the earlier expiration of the ten-year term of the option. Your option will not continue to vest after such termination of employment and will be exercisable only as to the number of shares for which it was exercisable on the date of your termination.

Disability

If your employment with the Company terminates because of your total and permanent disability, then your option will expire at the close of business at Sempra Energy headquarters on the date 12 months after your termination date or the earlier expiration of the ten-year term of the option. Your option will not continue to vest after such termination of employment and will be exercisable only as to the number of shares for which it was exercisable on the date of your termination.

"Total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Retirement/Death

If you retire under the Company's pension plan or die and your retirement or death occurs (a) after you have attained age 55 and (b) while you are still an employee of the Company, your option will expire at the close of business at Sempra Energy headquarters on the date three years (five years if you retire or die after you have attained age 62) after the date of your retirement or death or the earlier expiration of the ten-year term of the option. Your option will continue to vest during such period.

If you die while an employee of the Company before attaining age 55, your option will expire at the close of business at Sempra Energy headquarters on the date 12 months after the date of death or the earlier expiration of the ten-year term of the option. Your option will not continue to vest following your death and will be exercisable only as to the number of shares for which it was exercisable on the date of your death. Your estate or heirs may exercise the vested portion of your option following your death.

Leaves of Absence

For purposes of this plan, your employment does not terminate when you go on:

  Military leave,
  Sick leave that is approved in writing by the Company, or
  Other bona fide leave of absence that is approved in writing by the Company.

Your employment will be deemed to have terminated at the end of your approved leave unless (a) you immediately return to active work when your approved leave ends; or (b) your right to return to active work is otherwise guaranteed by law or contract; or (c) for military leaves, you return to active work within the 90-day period prescribed by law.

Restrictions on Exercise	You will not be permitted to exercise your option at any time at which Sempra Energy determines that the issuance of shares may violate any law or regulation.
Notice of Exercise

When you wish to exercise your option, you must notify Sempra Energy by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when Sempra Energy receives it.

If someone else wants to exercise your option after your death, that person must prove to Sempra Energy's satisfaction that he or she is entitled to do so.
Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

Your personal check, a cashier's check or a money order.

  Shares of Sempra Energy common stock that you have owned for at least six months, along with any forms needed to effect a transfer of the shares to Sempra Energy. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

  To the extent permitted by law, arrangements can be made to permit a "cashless exercise" whereby you direct a securities broker approved by Sempra Energy to sell your option shares and to deliver sufficient sale proceeds to Sempra Energy in payment of the option price and any required withholding. The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

Withholding Taxes

You will not be permitted to exercise this option unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of the option exercise. Payment of withholding taxes may be made by any combination of the methods described under "Form of Payment."

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws or Sempra Energy policies prohibit a sale.
Transfer of Option

Prior to your death, only you or the trustee of a revocable living trust established by you or your spouse may exercise this option. You cannot otherwise transfer or assign this option. For example, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, your option will immediately become invalid. You may, however, dispose of your option in your will, and your option may be transferred pursuant to a "qualified domestic relations order" as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended.

Retention Rights

Neither your option nor this Agreement gives you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your employment at any time, with or without cause. The value of the shares subject to your option will not be included as compensation or earnings for purposes of any other benefit plan offered by the Company or any of its subsidiaries.

Shareholder Rights

You have no rights as a shareholder of Sempra Energy until your option shares have been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your option shares are issued.

Adjustments

In the event of a stock split, a stock dividend or a similar change in Sempra Energy common stock the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Change in Control

Subject to certain limitations set forth in the Plan, in the event of a Change in Control (as defined in the Plan) of Sempra Energy, your option will automatically become fully vested and exercisable as of the date of the Change in Control, and may, in the discretion of Sempra Energy's compensation committee, be cashed-out.

Nonqualified Stock Option	This option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.
The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

In the event of any conflict between the terms of this Agreement and any written employment, severance or other employment-related agreement between you and Sempra Energy, the terms of such other agreement shall prevail.

By signing the cover sheet of this Agreement, you agree to
all of the terms and conditions described above and in the Plan.